                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               EMCORE CORPORATION
                (Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                               EMCORE CORPORATION
                              394 Elizabeth Avenue
                           Somerset, New Jersey 08873

                         -------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON FEBRUARY 16, 1999

                         -------------------------------


To the Shareholders of
EMCORE Corporation:

         NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Shareholders (the "Annual Meeting") of EMCORE Corporation (the "Company"), will be held at 10:00 A.M. local time, on Tuesday, February 16, 1999, at the Marriott Hotel, 110 Davidson Avenue, Somerset, New Jersey 08873, for the following purposes:

         (1) To elect nine members to the Company's Board of Directors. If the proposal to establish a classified Board of Directors (Proposal No. 5 below) is approved, the nine directors will be elected for a classified Board of Directors with three directors being elected for a term of three years, three directors being elected for a term of two years and three directors being elected for a term of one year, and until their successors are duly elected and qualified. If the proposal to establish a classified Board of Directors is not approved, all nine directors will elected for one year terms expiring at the Company's 2000 Annual Meeting of Shareholders;

         (2) To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ended September 30, 1999;

         (3) To approve the amendment of the Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") to add a "fair price" provision;

         (4) To approve the amendment of the Certificate of Incorporation to increase the number of authorized shares of common stock;

         (5) To approve the amendment of the Certificate of Incorporation regarding classification, removal, filling vacancies and size of the Board of Directors; and

         (6) To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

         The Board of Directors has fixed the close of business on December 28, 1998 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

         By Order of the Board of Directors



                                            /s/ Thomas G. Werthan

                                            THOMAS G. WERTHAN
                                            SECRETARY

Somerset, New Jersey
January 19, 1999

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                               EMCORE CORPORATION
                              394 Elizabeth Avenue
                           Somerset, New Jersey 08873

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                           TUESDAY, FEBRUARY 16, 1999

         This Proxy Statement is being furnished to shareholders of record of EMCORE Corporation ("EMCORE" or the "Company") as of December 28, 1998, in connection with the solicitation on behalf of the Board of Directors of EMCORE of proxies for use at the Annual Meeting of Shareholders to be held on Tuesday, February 16, 1999 at 10 o'clock a.m. (E.S.T.), at the Marriott Hotel, 110 Davidson Avenue, Somerset, New Jersey 08873, or at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The approximate date that this Proxy Statement and the enclosed proxy are first being sent to shareholders is January 19, 1999. Shareholders should review the information provided herein in conjunction with the Company's 1998 Annual Report to Shareholders which accompanies this Proxy Statement. The Company's principal executive offices are located at 394 Elizabeth Avenue, Somerset, New Jersey 08873, and its telephone number is (732) 271-9090.

                          INFORMATION CONCERNING PROXY

         The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

         The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

                             PURPOSES OF THE MEETING

         At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

         (1) To elect nine members to the Company's Board of Directors. If the proposal to establish a classified Board of Directors (Proposal No. 5 below) is approved, the nine directors will be elected for a classified Board of Directors with three directors being elected for a term of three years, three directors being elected for a term of two years and three directors being elected for a term of one year, and until their successors are duly elected and qualified. If the proposal to establish a classified Board of Directors is not approved, all nine directors will elected for one year terms expiring at the Company's 2000 Annual Meeting of Shareholders;

         (2) To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ended September 30, 1999;

         (3) To approve the amendment of the Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") to add a "fair price" provision;

         (4) To approve the amendment of the Certificate of Incorporation to increase the number of authorized shares of common stock;

         (5) To approve the amendment of the Certificate of Incorporation regarding classification removal, filling vacancies and size of the Board of Directors; and

         (6) To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

         Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (1) FOR the election of the nine nominees for director named below, (2) FOR ratification of the independent auditors named below, (3) FOR the amendment of the Certificate of Incorporation to add a fair price provision, (4) FOR the increase in the number of authorized shares of common stock, (5) FOR the amendments to the Certificate of Incorporation regarding classification, removal, filling vacancies and size of the Board of Directors; and (6) by the proxies in their discretion upon any other proposals as may properly come before the Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shareholder's shares will be voted in accordance with the specification so made.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

         As of the close of business on December 28, 1999 (the "Record Date"), the Company had 9,400,147 shares of no par value common stock ("Common Stock") and 1,550,000 shares of Series I Redeemable Convertible Preferred Stock, par value $.0001 (the "Series I Preferred Stock" and together with the Common Stock the "Capital Stock"). Each share of Capital Stock is entitled to one vote on all matters presented at the Annual Meeting. The presence, either in person or by properly executed proxy, of the holders of the majority of the shares of Capital Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Attendance at the Annual Meeting will be limited to shareholders as of the Record Date, their authorized representatives and guests of the Company.

         If the enclosed proxy is signed and returned, it may nevertheless, be revoked at any time prior to the voting thereof at the pleasure of the shareholder signing it, either by a written notice of revocation received by the person or persons named therein or by voting the shares covered thereby in person or by another proxy dated subsequent to the date thereof.

         Proxies in the accompanying form will be voted in accordance with the instructions indicated thereon, and, if no such instructions are indicated, will be voted in favor of the nominees for election as directors named below and for the other proposals herein.

         The vote required for approval of each of the proposals before the shareholders at the Annual Meeting is specified in the description of such proposal below. For the purpose of determining whether a proposal has received the required vote, abstentions and broker non-votes will be included in the vote total, with the result that an abstention or broker non-vote, as the case may be will have the same effect as if no instructions were indicated.

PROPOSAL I:   ELECTION OF DIRECTORS

         Under the current charter documents, all directors of the Company are elected annually unless no annual shareholders' meeting is held, in which event the directors serve until their successors are duly elected and qualified. However, if the classified board of directors proposal to be voted on at this Annual Meeting is approved, the directors will be divided into three classes, Class A, Class B and Class C, with each director serving for three years and rotating the class up for election at each annual meeting. The merits of this proposal are discussed in detail below. At this Annual Meeting, three directors are to be elected to serve either for: (1) one year or until their successors are duly elected and qualified if the classified board of directors proposal is not accepted or (2) if the classified board proposal is accepted, the initial Class A directors will be elected for three years, the initial Class B directors for two years and the initial Class C directors for one year. In other words, Class A directors will serve until the third annual meeting from this meeting, Class B directors will serve until the second annual meeting from this meeting, and Class C directors will serve until the next annual meeting. In subsequent meetings, each newly elected director will serve three years from that election. The Company's nominees for these directorships are identified below. Of the nine persons nominated by the Board of Directors to become directors of the Company, eight are currently serving in that capacity.

         The shares represented by proxies returned executed will be voted, unless otherwise specified, in favor of the nine nominees for the Board of Directors named below. If, as a result of circumstances not known or unforeseen, any of such nominees shall be unavailable to serve as director, proxies will be voted for the election of such other person or persons as the Board of Directors may select. Each nominee for director will be elected by a plurality of votes cast at the Annual Meeting of Shareholders. Proxies will be voted FOR the election of the nine nominees unless instructions to "withhold" votes are set forth on the proxy card. Withholding votes will not influence voting results. Abstentions may not be specified as to the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NINE NOMINEES FOR THE BOARD OF DIRECTORS NAMED BELOW.

NOMINEES FOR ELECTION AS DIRECTOR

                                                                                                         Served as
                                                                                                         Director
             Name                Age                        Principal Occupation                           Since
-------------------------------  -----   ----------------------------------------------------------- ------------------
Thomas J. Russell (1)(2)(A)      66      Chairman of the Board, EMCORE Corporation                         1995
Reuben F. Richards, Jr.(2)(A)    43      President and Chief Executive Officer, EMCORE Corporation         1995
Thomas G. Werthan(C)             42      Vice President - Finance and Administration, Chief                1992
                                            Financial Officer and Secretary, EMCORE Corporation
Richard A. Stall (2)(B)          42      Vice President - Technology, EMCORE Corporation                   1996
Robert Louis-Dreyfus(B)          51      Chairman of the Board of Directors and Chief Executive            1997
                                          Officer of Adidas AG
Hugh H. Fenwick (1) (3)(C)       61      Mayor of Bernardsville, New Jersey                          1990-1995 & 1997
Shigeo Takayama(3)(C)            82      Chairman, President and Founder of Hakuto Co., Ltd.               1997
Charles Scott (1) (3)(B)         49      Chairman, Cordiant Communications Group plc                       1998
John J. Hogan, Jr.(A)            48      President of private investment management company                 N/A




---------------
(1)  Member of Compensation Committee
(2)  Member of Nominating Committee
(3)  Member of Audit Committee
(A)  Class A Director as proposed in classified board proposal (Proposal No. 5)
(B)  Class B Director as proposed in classified board proposal (Proposal No. 5)
(C)  Class C Director as proposed in classified board proposal (Proposal No. 5)

                        DIRECTORS AND EXECUTIVE OFFICERS

         Set forth below is certain information with respect to each of the nominees for the office of director and other executive officers of EMCORE.

         THOMAS J. RUSSELL, PH.D.--Dr. Russell has been a director of the Company since May 1995 and was elected Chairman of the Board on December 6, 1996. Dr. Russell founded Bio/Dynamics, Inc. in 1961 and managed the company until its acquisition by IMS International in 1973, following which he served as President of that company's Life Sciences Division. From 1984 until 1988, he served as Director, then as Chairman of IMS International until its acquisition by Dun & Bradstreet in 1988. From 1988 to 1992, he served as Chairman of Applied Biosciences, Inc. Since 1992, he has been an investor and director of several companies. Dr. Russell currently serves as a director of Cordiant plc and Adidas AG. Dr. Russell is one of three trustees of the AER 1997 Trust.

         REUBEN F. RICHARDS, JR.--Mr. Richards joined the Company in October 1995 as its President and Chief Operating Officer and became Chief Executive Officer in December 1996. Mr. Richards has been a director of the Company since May 1995. From September 1994 to December 1996, Mr. Richards was a Senior Managing Director of Jesup & Lamont Capital Markets Inc. ("Jesup & Lamont" (an affiliate of a registered broker-dealer)). From December 1994 to 1997, he has been a member of and President of Jesup & Lamont Merchant Partners, L.L.C. From 1992 through 1994, Mr. Richards was a principal with Hauser, Richards & Co., a firm engaged in corporate restructuring and management turnarounds. From 1986 until 1992, Mr. Richards was a Director at Prudential-Bache Capital Funding in its Investment Banking Division. Mr. Richards also serves as a director of S.A. Telecommunications, Inc., a full service long distance telecommunications company located in Richardson, Texas.

         THOMAS G. WERTHAN--Mr. Werthan joined the Company in 1992 as its Chief Financial Officer, Vice President--Finance and Administration and a director. Mr. Werthan is a Certified Public Accountant and has over sixteen years experience in assisting high technology, venture capital financed growth companies. Prior to joining the Company in 1992, he was associated with The Russell Group, a venture capital partnership, as Chief Financial Officer for several portfolio companies. The Russell Group was affiliated with Thomas J. Russell, Chairman of the Board of Directors of the Company. From 1985 to 1989, Mr. Werthan served as Chief Operating Officer and Chief Financial Officer for Audio Visual Labs, Inc., a manufacturer of multimedia and computer graphics equipment.

         RICHARD A. STALL, PH.D.--Dr. Stall became a director of the Company in December 1996. Dr. Stall helped found the Company in 1984 and has been Vice President--Technology at the Company since October 1984, except for a sabbatical year in 1993 during which Dr. Stall acted as a consultant to the Company and his position was left unfilled. Prior to 1984, Dr. Stall was a member of the technical staff of AT&T Bell Laboratories and was responsible for the development of MBE technologies. He has co-authored more than 75 papers and holds four patents on MBE and MOCVD technology and the characterization of compound semiconductor materials.

         ROBERT LOUIS-DREYFUS--Mr. Louis-Dreyfus has been a director of the Company since March 1997. Mr. Louis-Dreyfus has been the Chairman of the Board of Directors and Chief Executive Officer of Adidas AG since April 1993. Prior to that time, he had been from 1990 until 1993 the Chief Executive Officer of Saatchi & Saatchi plc (now Cordiant plc) and a director of Saatchi & Saatchi plc from January 1990 until December 1994. Since 1992, he has been an investor and a director of several other companies. From 1982 until 1988, he served as Chief Operating Officer (1982 to 1983) and then as Chief Executive Officer (from 1984 to 1988) of IMS International until its acquisition by Dun & Bradstreet in 1988.

         HUGH H. FENWICK--Mr. Fenwick served as a director of the Company from 1990 until 1995, and was again elected to serve on the Company's Board of Directors in June 1997. Since 1992, Mr. Fenwick has been a private investor and he currently holds the office of Mayor of Bernardsville, New Jersey, to which he was elected in 1994. From 1990 until 1992, Mr. Fenwick was the Executive Director of the Alliance for Technology Management at the Stevens Institute in Hoboken, New Jersey. Prior to that time, Mr. Fenwick worked as a marketing executive with Lockheed Electronics and with Alenia (formerly Selenia), an Italian subsidiary of Raytheon.

         SHIGEO TAKAYAMA--Mr. Takayama became a director of the Company in July 1997. Mr. Takayama is the President of Hakuto Co., Ltd. ("Hakuto"), which he founded in the 1950's and which is the Company's distributor in Japan, China and Singapore. Mr. Takayama is a Director Emeritus of Semiconductor Equipment & Material International (SEMI), Chairman of the Japan Electronics Products Importers Association (JEPIA), and Director of the Japan Machinery Importers' Association (JMIA). Mr. Takayama is also a director of Temptronic Corp., a semiconductor test equipment manufacturer in Newton, Massachusetts, and of Anatel Corp., a TOC high-purity water monitor manufacturer in Boulder, Colorado.

         CHARLES SCOTT--Mr. Scott has served as a director of the Company since February 1998. Mr. Scott is presently Chairman of Cordiant Communications Group plc, the successor corporation of the Saatchi & Saatchi Advertising Group. He joined Saatchi & Saatchi Company in 1990 and served as Chief Financial Officer until 1992 when he was appointed Chief Operating Officer. In 1993, be became Chief Executive Officer and held that position until 1996 when he assumed the title of Chairman.

         JOHN J. HOGAN, JR.--Mr. Hogan has been nominated to serve on the Company's Board of Directors. Mr. Hogan has been President of a private investment management company since October 1997. Prior to that time, he had been with the law firm of Dewey Ballantine since 1969. He also serves as a director of several other corporations and is a former executive officer and/or director of various subsidiaries of S.A. Louis Dreyfus en Cie.

EXECUTIVE OFFICERS:

         THOMAS M. BRENNAN, 44, joined the Company as a result of the Company's acquisition of MicroOptical Devices, Inc. ("MODE") on December 5, 1997 and now serves as a Vice President of the Company. Prior to co-founding MODE in 1995, Mr. Brennan was a senior member of the technical staff at Sandia National Laboratories from 1986 to 1996. At Sandia, he focused his efforts on the material growth of III-V compound semiconductors, reactor design, in-situ reactor diagnostics, and material characterization. His responsibilities and activities included growth of some of the first VCSEL material at Sandia and in the U.S., and development of new and unique manufacturing techniques for VCSEL material growth. Prior to joining Sandia, Mr. Brennan was a member of the technical staff at AT&T Bell Laboratories from 1980 to 1984. At both facilities, he focused his efforts on epitaxial materials growth and characterization, and epitaxial reactor design. He has published more than 100 articles and holds twelve patents issued and pending.

         ROBERT P. BRYAN, PH.D., 33, joined the Company as a result of the Company's acquisition of MODE on December 5, 1997 and now serves as a Vice President of the Company. Prior to co-founding MODE in 1995, he was a co-founder of Vixel Corporation in 1992, a Bloomfield, Colorado company which, at the time, was the first commercial company to develop and manufacture VCSEL devices for data links. He was the specific oversight executive for optoelectronic product development, including all engineering management to include all components and products. From 1990 to 1992, he was a senior member of the technical staff at Sandia National Laboratories where his research focused on the areas of VCSEL design, fabrication and characterization.

         CRAIG W. FARLEY, PH.D., 39, joined the Company in June 1998 as Vice President-Wafer Manufacturing. Dr. Farley has experience in all phases of compound semiconductor device design and manufacturing. Prior to joining EMCORE, he spent 11 years at Rockwell International Corporation ("Rockwell") where he served as a member of the technical staff at Rockwell's Science Center from 1987 to 1994 and as Manager of Advanced Device Technology for Rockwell's Gallium Arsenide Manufacturing facility from 1994 to 1998.

         DAVID D. HESS, 37, joined the Company in 1989 as General Accounting Manager. He was named Controller in 1990. Mr. Hess is a Certified Public Accountant and has more than ten years experience in monitoring and controlling all phases of product and process cost and general accounting systems. Prior to his employment at EMCORE, he held several positions as cost accounting manager, divisional accountant and inventory control supervisor in manufacturing firms such as Emerson Quiet Kool (air conditioner manufacturers), Huls, North America (paint/solvent processors), and Brintec Corporation (screw machine manufacturers).

         LOUIS A. KOSZI, 54, joined the Company in 1995 as Vice President--Device Manufacturing. Prior to 1995, Mr. Koszi was a member of AT&T Bell Laboratories for 25 years. Mr. Koszi has experience in all phases of semiconductor device design and manufacturing processes and associated quality programs. Mr. Koszi holds 17 U.S. patents, five foreign patents, and is a co-author of 35 publications. He was named a Distinguished Member of Technical Staff in 1989. In 1992, he was presented with the Excellence in Engineering from the Optical Society of America.

         WILLIAM J. KROLL, 54, joined the Company in 1994 as Vice President--Business Development and in 1996 became Executive Vice President--Business Development. Prior to 1994, Mr. Kroll served for seven years as Senior Vice President of Sales and Marketing for Matheson Gas Products, Inc., a manufacturer and distributor of specialty gases and gas control and handling equipment. In that position, Mr. Kroll was responsible for $100 million in sales and 700 employees worldwide. Prior to working at Matheson Gas Products, Mr. Kroll was Vice President of Marketing for Machine Technology, Inc., a manufacturer of semiconductor equipment for photoresist or applications, plasma strip, and related equipment.

     PAUL ROTELLA, 43, Mr. Rotella joined the Company in 1996 as Director of Manufacturing and has served as Vice President of TurboDisc(TM) Manufacturing since October 1997. Prior to 1996, Mr. Rotella served for three years as worldwide Manufacturing Operations Manager for Datacolor International, a manufacturer of color measurement and control instrumentation. Prior to working at Datacolor International, Mr. Rotella spent 18 years with AlliedSignal Inc., where he held various positions including Manufacturing Engineer, Manufacturing Engineering Manager and Program Manager of Quality Improvement Systems.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth as of December 28, 1998 certain information regarding the beneficial ownership of voting Capital Stock by (i) each person or "group" (as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) known by the Company to be the beneficial owner of more than 5% of the voting Common Stock,
(ii) each executive officer of the Company, (iii) each director and nominee and
(iv) all directors and executive officers as a group (16 persons). Except as otherwise indicated, the Company believes, based on information furnished by such persons, that each person listed below has the sole voting and investment power over the shares of Common Stock shown as beneficially owned, subject to common property laws, where applicable. Unless otherwise indicated, the address of each of the beneficial owners is c/o the Company, 394 Elizabeth Avenue, Somerset, New Jersey 08873.

                                                                          Shares         Percent of
                                                                       Beneficially        Common
Name                                                                      Owned             Stock
---------------------------                                          -----------------   ------------
Thomas J. Russell(1)                                                     2,459,991             24.3%
Reuben F. Richards, Jr.(2)                                                 518,957              5.4%
Thomas G. Werthan(3)                                                       131,536              1.4%
Richard A. Stall(4)                                                        170,823              1.8%
Robert Louis-Dreyfus(5)                                                  1,650,582             16.8%
Hugh H. Fenwick                                                              6,879              *
Shigeo Takayama(6)                                                         706,653              7.5%
Charles Scott                                                                3,857              *
John J. Hogan, Jr.                                                              --              *
Thomas Brennan(7)                                                          265,128              2.8%
Robert  Bryan(7)                                                           265,128              2.8%
Craig Farley                                                                    --              *
David Hess(8)                                                                8,665              *
Louis A. Koszi(9)                                                           10,098              *
William J. Kroll(10)                                                        79,990              *
Paul Rotella(11)                                                             3,578              *

All directors and executive officers as a group
 (16 persons)(12)                                                        6,281,865             56.3%

The AER 1997 Trust(13)                                                   1,588,063             16.6%
Gallium Enterprises, Inc.(14)                                            1,218,047             13.0%
Union Miniere Inc.(15)                                                     642,857              6.4%
Uniroyal Technology Corporation(16)                                        642,857              6.4%
Hakuto Co., Ltd. (6)                                                       706,653              7.5%

---------------
*      Less than 1.0%

(1) Includes 1,718,334 shares and 741,657 warrants to purchase shares of which 141,504 are held by The AER 1997 Trust. See note (13).
(2) Includes of options to purchase 79,412 shares and warrants to purchase 149,952 shares.
(3) Includes options to purchase 64,421 shares and warrants to purchase 23,586 shares.
(4) Includes options to purchase 96,248 shares and warrants to purchase 30,012 shares.
(5) Consists of 1,218,047 shares and 432,535 warrants to purchase shares held by Gallium Enterprises Inc. See note 14.
(6) Includes 442,368 shares of Common Stock and 264,286 of Series I Preferred Stock owned by Hakuto; Hakuto is controlled by Shigeo
       Takayama. The address for Hakuto and Shigeo Takayama is 1-1-13 Shinjuku, Shinjuku, Tokyo, 160, Japan.
(7)    Includes options to purchase 39,141 shares.
(8)    Includes options to purchase 4,412 shares.
(9)    Includes options to purchase 10,098 shares.
(10) Includes options to purchase 21,085 shares and warrants to purchase 16,134 shares.
(11)   Includes options to purchase 3,578 shares.
(12) Includes options to purchase 353,957 shares and warrants to purchase 1,110,357 shares.

(13) Includes warrants to purchase 141,504 shares. Dr. Thomas J. Russell, one of the three trustees for the AER Trust, is the Chairman of the Company. After January 13, 2002, Avery E. Russell, the daughter of Thomas J. Russell will be the primary beneficiary of the trust. The address of the AER 1997 Trust is c/o Thomas J. Russell, 2 North Tamiami Trail, Sarasota, FL 34236.
(14) Includes warrants to purchase 432,535 shares. Gallium Enterprises Inc. is controlled by Robert Louis-Dreyfus, a member of the Board of Directors of the Company. The address of Gallium Enterprises, Inc. is c/o Harborstone Capital Management., 152 West 57th Street, 21st Floor, New York, NY 10019.
(15) Includes 642,857 shares of Series I Preferred Stock. The address of Union Miniere Inc. is 13847 West Virginia Drive, Lakewood, Colorado 80228.
(16) Includes 642,857 shares of Series I Preferred Stock. The address of Uniroyal Technology Corporation is Two North Tamiami Trail, Suite 900, Sarasota, Florida 34236.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In fiscal 1997, the Company entered into a non-exclusive and non-refundable technology licensing and royalty agreement with Uniroyal Technology Corporation ("UTC") for the process technology to develop and manufacture high brightness light emitting diodes ("LEDs"). During fiscal 1998 and 1997, revenue associated with the UTC licensing agreement amounted to $2.5 million and $2.5 million, respectively. At the time the transaction was originally entered into, UTC's Chairman and Chief Executive Officer was a member of the Company's Board of Directors and the Company's Chairman was on the Board of Directors of UTC.

         In July 1998, the Company and a wholly-owned subsidiary of UTC entered into a venture to produce and market compound semi-conductor products. The Company has a non-controlling minority interest. The Company's rights under the venture agreement are protective and as such, the Company accounts for its interest in the venture under the equity method of accounting. The investment in this venture amounted to $490,000 as of September 30, 1998, and has been classified as a component of other long-term assets. For the year ended September 30, 1998, the Company recognized a loss of $198,000 related to this venture, which has been recorded as a component of other income and expense.

         The President of Hakuto, the Company's Asian distributor, is a member of the Company's Board of Directors and Hakuto is a minority shareholder of the Company. During the year ended September 30, 1998, sales made through Hakuto approximated $9.2 million.

         On June 22, 1998, the Company entered into the 1998 Agreement. The 1998 Agreement was guaranteed by the Chairman and the Chief Executive Officer of the Company. In return for guaranteeing the facility, the Company granted the Chairman and the Chief Executive Officer an aggregate of 284,684 common stock purchase warrants at $11.375 per share which expire May 1, 2001. These warrants are callable at the Company's option at $0.85 per warrant at such time as the Company's common stock has traded at or above 150% of the exercise price for a period of 30 days.

         On September 17, 1998, the Company borrowed $7.0 million from its Chairman, Thomas J. Russell. The loan bears interest at 9.75% per annum. In addition, on October 23, 1998 the Company borrowed an additional $1.5 million from its Chairman on identical terms. The entire $8.5 million, borrowed from Mr. Russell was repaid from the proceeds of a private placement of preferred stock.

         On November 30, 1998, the Company completed a private placement (the "Private Placement") of an aggregate of 1,550,000 shares of Series I Preferred Stock to Hakuto, Union Miniere Inc. and UTC. The net proceeds to the Company from the Private Placement were approximately $21.2 million which has been used
(i) to repay $8.5 million of debt, plus interest, to the Company's Chairman of the Board, Dr. Thomas Russell, (ii) to fund the Company's $5.0 million portion of a joint venture between the Company and UTC to develop and manufacture HB LEDs and (iii) to fund the Company's $600,000 portion of a research and development joint venture with Union Miniere Inc. to develop alternative applications for germanium substrates. The remaining net proceeds from the Private Placement will be used to acquire capital equipment for the Company's new Albuquerque, New Mexico manufacturing facility and for working capital.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based on the Company's review of copies of all disclosure reports filed by Directors and executive officers of the Company pursuant to Section 16(a) of the Exchange Act, as amended, the Company believes that there was compliance with all filing requirements of Section 16(a) applicable to Directors and executive officers of the Company during the fiscal year, except for a Form 4 filed by each of Messrs. Russell and Richards with respect to an aggregate of seven transactions which were filed late.

COMPENSATION OF DIRECTORS

         The Board of Directors held six meetings during fiscal 1998 and took certain actions by unanimous written consent. Pursuant to its Directors' Stock Award Plan, the Company pays non-employee directors a fee in the amount of $3,000 per Board meeting attended and $500 for each committee meeting attended ($600 for the Chairman of the committee), including in each case reimbursement of reasonable out-of-pocket expenses incurred in connection with such Board or committee. Payment of all fees will be made in common stock of the Company at the average of the last reported bid and ask prices as of the close of trading the previous day on the Nasdaq National Market. No director who is an employee of the Company will receive compensation for services rendered as a director. From time to time, Board members are invited to attend meetings of Board committees of which they are not members; in such cases, such Board members receive a committee meeting fee of $500. During fiscal year 1998, all directors of the Company attended at least 75% of the aggregate meetings of the Board and committees on which they served.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company's Compensation Committee currently consists of Thomas J. Russell, Charles Scott and Hugh H. Fenwick. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all executive officers of the Company, reviews general policy matters relating to compensation and benefits of executive officers and employees of the Company and administers the issuance of stock options and stock appreciation rights and awards of restricted stock to the Company's officers and key salaried employees. No member of the Compensation Committee is now or ever was an officer or an employee of the Company. No executive officer of the Company serves as a member of the Compensation Committee of the Board of Directors of any entity one or more of whose executive officers serves as a member of the Company's Board of Directors or Compensation Committee. The Compensation Committee meets once annually.

NOMINATING COMMITTEE

         The Company's Nominating Committee currently consists of Thomas J. Russell, Reuben F. Richards, Jr. and Richard Stall. The Nominating Committee recommends new members to the Company's Board of Director's. The Nominating Committee meets once annually.

AUDIT COMMITTEE

         The Company's Audit Committee currently consists of Hugh H. Fenwick, Charles Scott and Shigeo Takayama. The Audit Committee recommends the engagement of the Company's independent accountants, approves the auditing services performed, and reviews and evaluates the Company's accounting policies and systems of internal controls. The Audit Committee meets once annually.

LIMITATION OF OFFICERS' AND DIRECTORS' LIABILITY AND INDEMNIFICATION MATTERS

         The Company's Certificate of Incorporation and Amended and Restated By-Laws include provisions (i) to reduce the personal liability of the Company's directors for monetary damage resulting from breaches of their fiduciary duty and (ii) to permit the Company to indemnify its directors and officers to the fullest extent permitted by New Jersey law. The Company has obtained directors' and officers' liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances. There is no pending litigation or proceeding involving any director, officer, employee or agent of the Company as to which indemnification is being sought. The Company is not aware of any pending or threatened litigation that might result in claims for indemnification by any director or executive officer.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company for fiscal years ended September 30, 1998, 1997 and 1996 of those persons who during such fiscal year (i) served as the Company's chief executive officer and
(ii) were the four most highly-compensated officers (other than the chief executive officer) (collectively, the "Named Executive Officers"):

                                                      Annual Compensation
                                       --------------------------------------------------   Long-term
                                                                               (2)         Compensation
                                                             (1)              Other         Securities
          Name and             Fiscal                     Additional         Annual         Underlying       All Other
     Principal Position         Year      Salary         Compensation     Compensation       Options       Compensation
------------------------------ ------- -------------   ----------------- ---------------- --------------- ----------------
Reuben F. Richards, Jr.(3)      1998     $ 250,000         $       --
  President and Chief           1997     $ 195,000         $   75,000                --         --               --
  Operating Officer             1996     $ 193,750(4)      $   75,000                --         --               --

Richard A. Stall                1998     $ 150,000         $   46,890
  Vice President -              1997     $ 125,000         $   81,250                --         --               --
  Technology                    1996     $ 126,871         $   44,000                           --               --

Thomas M. Brennan(5)            1998     $ 120,000         $   15,000                --
  Vice President

Robert P. Bryan(5)              1998     $ 120,000                 --                --
  Vice President

Thomas G. Werthan               1998     $ 135,000         $       --        $    6,000
  Vice President-Finance        1997     $ 120,000         $   30,000        $    6,000         --               --
  and Chief Financial Office    1996     $ 120,487         $   29,000        $    6,000         --               --

---------------
(1) Consists of bonuses and commissions. Effective December 1998, the Company switched its bonus compensation to be based on a calendar year schedule, as such year-end bonus amounts are not yet available.
(2) Consists of insurance premiums and automobile allowances paid by the Company.
(3)    Mr. Richards became Chief Executive Officer in December 1996.
(4) Of this amount, $145,000 was received from Jesup & Lamont. Mr. Richards' salary is now paid by the Company and his base annual compensation effective October 1, 1997 is $250,000.
(5) Each of Messrs. Brennan and Bryan became Vice President of the Company as a result of the Company's acquisition of MODE in December 1998. Each has an annual salary of $125,000, and the listed compensation includes wages received by each as an employee of MODE prior to the acquisition (approximately two months).



                                    OPTION GRANTS IN FISCAL YEAR 1998

                                            Individual Grants
                            -------------------------------------------------- Potential Realizable Value
                                        % of Total                               at Assumed Annual Rates
                            Number of    Options                                     of Stock Price
                            Securities  Granted to     Exercise                  Appreciation over Stock
                            Underlying  Employees         or                         Option Term (1)
                             Options    in Fiscal     Base Price   Expiration  ----------------------------
          Name                Grants    Year 1998      ($/Share)      Date          5%            10%
--------------------------  -----------------------   ------------ ----------- -------------- -------------
Reuben F. Richards, Jr.      50,000(2)       6.12%      $13.57(3)      2/2008       $186,500      $413,000

Richard A. Stall             50,000(2)       6.12%      $13.57(3)      2/2008       $186,500      $413,000

Thomas G. Werthan            25,000(2)       3.06%      $13.57(3)      2/2008       $ 93,250      $206,500

Thomas M. Brennan            39,879(4)       4.89%        $  0.44      1/2008       $672,360      $853,012
                              1,772(5)           *        $  0.57      1/2008       $ 29,646      $ 37,673

Robert P. Bryan              39,879(4)       4.89%        $  0.44      1/2008       $672,360      $853,012
                              1,772(5)           *        $  0.57      1/2008       $ 29,646      $ 37,673

---------------
(1) In accordance with the Commission's rules, these columns show gains that might exist for the respective options, assuming the market price of the Company's Common Stock appreciates from the date of grant over a period of five years at the annualized rates of five and ten percent respectively, If the stock price does not increase above the exercise price at the time of exercise, realized value to the named executives from these options would be zero.
(2)    These stock options vest upon grant and are valid for a 10 year period.
(3) The option purchase price is equal to the fair market value at the date of the grant.
(4) These stock options were issued in connection with the acquisition of MODE and the conversion of MODE's incentive stock options into the Company's incentive stock options. Of these options, 23,262 were vested upon conversion and an additional 831 vest each month thereafter.
(5) These stock options were issued in connection with the acquisition of MODE and the conversion of MODE's incentive stock options into the Company's incentive stock options. Of these stock options, 849 were vested upon conversion and an additional 37 vest each month thereafter.

       There were no option exercises by the Named Executive Officers in fiscal year 1998.

         The following table sets forth the number of shares covered by exercisable and unexercisable options held by the Named Executive Officers on September 30, 1998 and the aggregate gains that would have been realized had these options been exercised on September 30, 1998, even though these options had not been exercised by the Named Executive Officers.



                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998
                           AND YEAR-END OPTION VALUES

                                                Total Number of             Value of Unexercised
                                            Unexercised Options at          In-the-Money Options
                                             September 30, 1998(1)        at September 30, 1998(2)
                                         ------------------------------ ------------------------------
Name                                      Exercisable   Unexercisable    Exercisable   Unexercisable
-----------------------                  -------------- --------------- -------------- ---------------
Reuben F. Richards, Jr.                      79,412              --       $140,678              --

Richard A. Stall                             90,036          24,848       $161,780              --

Thomas G. Werthan                            59,417          20,018       $140,678              --

Robert P. Bryan                              35,392           6,259       $260,772         $46,090

Thomas M. Brennan                            35,392           6,259       $260,772         $46,090

---------------
(1) This represents the total number of shares subject to stock options held by the names executives at September 30, 1998. These options were granted on various dates during the fiscal years 1995 through 1998.
(2) These amounts represent the difference between the exercise price of the stock options and the closing price of the Company's stock on September 30, 1998, for all the in-the-money options held by each named executive. The in-the-money stock option exercise prices range from $0.44 to $3.03. These stock options were granted at the fair market value of the stock on the grant date, other than those of Messrs. Brennan and Bryan, whose stock options were converted to the Company's incentive stock options from MODE's incentive stock options in connection with the Company's acquisition of MODE.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

         The Compensation Committee recommends compensation arrangements for the Company's executive officers and administers the Company's 1995 Incentive and Non-Statutory Stock Option Plan (the "Option Plan"). The Compensation Committee also administers the MicroOptical Devices, Inc. 1996 Stock Option Plan. The Company's compensation program is designed, with the advice of independent consultants, to be competitive with companies similar in structure and business to the Company.

         The Company's executive compensation program is structured to help the Company achieve its business objectives by:

     * setting levels of compensation designed to attract and retain superior executives in a highly competitive environment;

     * designing equity-related and other performance-based incentive compensation programs to align the interests of management with the ongoing interests of shareholders;

     * providing incentive compensation that varies directly with both Company financial performance and individual contributions to that performance; and

     * linking compensation to elements that affect short- and long-term stock price performance.

         The Company has used a combination of salary and incentive compensation, including cash bonuses and equity-based incentives to achieve its compensation goals.

                       COMPENSATION OF EXECUTIVE OFFICERS

SALARY

         The salary levels of the Company's executive officers including the Chief Executive Officer, are intended to reflect the duties and level of responsibilities inherent in the position. Comparison of the salaries paid by other companies in similar industries are considered in establishing the salary level for each position. The particular qualifications of the individual holding the position, relevant experience and the importance to the Company of the individual's expected contribution are also considered in establishing salaries.

         In general, compensation payments in excess of $1.0 million to any of the executive officers are subject to a limitation on deductibility by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. The deduction limit does not apply to performance based compensation that satisfies certain requirements. The Compensation Committee has not yet determined a policy with regard to Section 162(m); however, no officer of the Company is expected to earn compensation in excess of $1.0 million in fiscal 1999.

PERFORMANCE AND INCENTIVE COMPENSATION

         Arrangements for bonus compensation for the Company's executive officers are also negotiated individually with each executive officer. Bonus compensation arrangements take various forms, but generally are based on factors such as the Company's financial performance, operating performance and individual performance.

EQUITY-RELATED INCENTIVES

         The Company's primary method of compensating senior executives has been through the grant of stock options granted at the commencement of their employment agreements. Stock options grants to executive officers are generally long-term and vest over a five-year period. The Company has favored stock options as a way of aligning management's interests with the long-term interests of the Company's shareholders and inducing executives to remain with the Company on a long-term basis. Individual option grants have been based on the performance and level of responsibility of the optionee.

                                                 Compensation Committee:
                                                 Thomas J. Russell
                                                 Charles Scott
                                                 Hugh H. Fenwick

                             STOCK PERFORMANCE GRAPH

         The following graph compares the cumulative total shareholders' return on the Company's Common Stock from the initial public offering date through September 30, 1998 with the cumulative total return on the Nasdaq Stock Market Index and the Nasdaq Electronic Components Stocks Index (SIC Code 3674). The comparison assumes $100 was invested on March 6, 1997 in the Company's Common Stock. The Company did not declare, nor did it pay any dividends during the comparison period. Notwithstanding any statement to the contrary in any of the Company's previous or future fillings with the Commission, the graph shall not be incorporated by reference into any such fillings.


                        COMPARE CUMULATIVE TOTAL RETURN
                           AMONG EMCORE CORPORATION,
                     NASDAQ MARKET INDEX AND SIC CODE INDEX


                               [GRAPHIC OMITTED]

                             03/06/97  03/31/97   06/30/97   09/30/97  12/31/97   3/31/98    6/30/98   09/30/98
Emcore Corporation            100.00      107.88    163.03    181.82    189.09     151.52     96.97      75.76
Sic Code Index                100.00       97.78    103.04    128.68     94.50     105.10     96.16      94.90
Nasdaq Market Index           100.00       93.54    110.66    129.02    120.89     141.68    145.34     130.99


PROPOSAL II:           APPOINTMENT OF INDEPENDENT AUDITORS

APPOINTMENT OF AUDITORS

         PricewaterhouseCoopers LLP, independent certified public accountants, audited the financial statements of EMCORE Corporation for the fiscal year ending September 30, 1998. The Audit Committee and the Board of Directors have selected PricewaterhouseCoopers LLP as the independent auditors of the Company for the fiscal year ending September 30, 1999. The ratification of the appointment of PricewaterhouseCoopers LLP will be determined by the vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting. If the foregoing appointment of PricewaterhouseCoopers LLP is not ratified by shareholders, the Board of Directors will appoint other independent accountants whose appointment for any period subsequent to the 2000 Annual Meeting of Shareholders will be subject to the approval of shareholders at that meeting.

         Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so and are expected to be available to answer appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

PROPOSAL III:              `FAIR PRICE' PROVISION - ARTICLE TENTH OF THE
                           RESTATED CERTIFICATE OF INCORPORATION

GENERAL

         The Board of Directors has approved and recommended for shareholder approval an amendment to the Company's Certificate of Incorporation to add a new
Article X requiring that certain minimum price and procedural requirements, intended for the protection of the Company and its shareholders as a whole, be observed by any party which acquires 10% or more of the Company's Common Stock and then seeks to accomplish a merger or other business combination or transaction which would eliminate or could significantly change the interests of the remaining shareholders (each a "Business Combination"), unless approved by two-thirds of Continuing Directors (as defined below) (the "Fair Price Amendment"). If these procedures are not complied with, or if the proposed Business Combination is not approved when certain quorum requirements are met by at least two-thirds of the members of the Board who are unaffiliated with the new controlling entity, the subsequent Business Combination must be approved by 80 percent of the outstanding shares of capital stock of the Corporation ("Voting Stock"). Adoption of the Fair Price Amendment may significantly affect a third party's interest in acquiring a substantial or controlling position in shares of Common Stock of the Corporation, as well as enhance the ability of the Board to take action in light of such an acquisition by a third party.

         The Board has observed that it has become relatively common in corporate takeover practice for a third party to pay cash to acquire a substantial or controlling equity interest in a corporation and then to acquire the remaining equity interest by paying the balance of the shareholders a price for their shares that is lower than the price paid to acquire control and/or is in a less desirable form of consideration, such as securities of the acquiring party that do not have an established trading market at the time of issue.

         In two-tier acquisitions, arbitrageurs and professional investors may be in a better position to take advantage of a more lucrative first-step acquisition than many long-term shareholders, who may have to accept a lower price in the second step. Changes in the federal securities laws have reduced, but not eliminated, advantages enjoyed by such arbitrageurs and professional investors. Moreover, in two-tier transactions, even shareholders who tender their shares in response to a higher first-step cash tender offer may not be assured that all of their shares will be accepted, as there are often proration provisions limiting the number of shares which the acquiring party is obliged to accept at the higher price. As a result, many shareholders may receive only the average price offered by the acquiring party for all of the shares of the Company. In many cases this average price might not be high enough to have caused a majority of a corporation's shareholders to tender their shares if the acquiring party's offer had been to purchase all of the corporation's shares for that average price per share.

         In addition, while federal securities laws and regulations applicable to business combinations govern the disclosure required to be made to shareholders in order to consummate such a transaction, they do not assure shareholders that the terms of the business combination will be fair from a financial standpoint or that minority shareholders effectively can prevent the consummation of a business combination that is opposed by its board of directors. Although the Commission rules require the pro rata acceptance of all shares tendered prior to the expiration of a tender offer, the Commission has recognized that this rule is not intended to deal with two-tier pricing.

         The Board considers that such two-tier pricing tactics may be unfair to a corporation's shareholders. By their very nature, such tactics tend (and are often designed) to cause concern on the part of shareholders that, if they do not act promptly, they risk either being relegated to the status of minority shareholders in a controlled corporation or being forced to accept a lower price for all of their shares. Thus, such tactics may pressure shareholders into selling as many of their shares as possible either to the acquiring party or in the open market without having the opportunity to make a considered investment choice between remaining a shareholder of the corporation or disposing of their shares. Moreover, their very actions in selling their shares might facilitate an acquiring party's acquisition of a controlling interest, at which point an acquiring party may be able to force the exchange of the remaining shares in a business combination for a lower price.

         The proposal is not being recommended in response to any specific effort of which the Company is aware to obtain control of or acquire the Company. The Board presently has no intention of soliciting a shareholder vote on any proposals, other than those contained in this proxy statement, which might impact on a possible takeover of the Company.

         This `Fair Price' amendment is designed to protect minority shareholders from a purchaser utilizing two-tier pricing and similar inequitable tactics in an attempt to take over the Company. THE PROPOSED AMENDMENT IS NOT DESIGNED TO PREVENT OR DISCOURAGE TENDER OFFERS FOR THE COMPANY. THE PROPOSED AMENDMENT DOES NOT PREVENT A TENDER OFFER OR OTHER BUSINESS COMBINATION IN WHICH ALL SHAREHOLDERS RECEIVE SUBSTANTIALLY THE SAME PRICE FOR THEIR SHARES OR WHICH THE BOARD OF DIRECTORS HAS APPROVED IN THE MANNER DESCRIBED HEREIN. EXCEPT FOR THE RESTRICTIONS ON CERTAIN BUSINESS COMBINATIONS, THE PROPOSED AMENDMENT WILL NOT PREVENT A HOLDER OF A CONTROLLING INTEREST FROM EXERCISING CONTROL OVER THE COMPANY OR PREVENT SUCH HOLDER FROM INCREASING ITS SHARE OWNERSHIP INTEREST.

         The proposed amendment to the Certificate of Incorporation is permitted under New Jersey law. If it is approved by shareholders, it will become effective on the date on which an appropriate Certificate of Amendment is filed in the office of the Division of Revenue/Commercial Recording of the Department of the Treasury of the State of New Jersey (the "Division"). The Company presently intends to make such filing immediately following the 1999 Annual Meeting. Minor adjustments may be made to the language proposed if requested by the Division.

                      DESCRIPTION OF PROPOSED ARTICLE TENTH

         80 PERCENT VOTE REQUIRED FOR CERTAIN BUSINESS COMBINATIONS. At present, certain mergers, consolidations, reclassifications of securities and sales of substantially all of the assets of the Company and the adoption of a plan of dissolution of the Corporation must be approved by the vote of the holders of a majority of each class of the Voting Stock. Certain other transactions, such as certain sales of less than substantially all of the assets of the Company, mergers involving a wholly-owned subsidiary of the Company, and recapitalizations not involving any amendments to the Certificate of Incorporation, do not require shareholder approval. The proposed amendment would require the approval of the holders of 80 percent of the Voting Stock, voting as a single class, in addition to any class vote required by the Certificate of Incorporation, By-Laws, or by law, as a condition of specified transactions with any holder of more than 10 percent of the Voting Stock (an `Interested Stockholder'), except in cases in which either certain price criteria and procedural requirements are satisfied or the transaction is approved by two-thirds of the Continuing Directors (as defined below) when certain quorum requirements are met.

In the event the price criteria and procedural requirements were met or the requisite approval of the Board were given with respect to a particular Business Combination, the normal requirements of New Jersey law would apply, or, for certain transactions, as noted above, no shareholder vote would be necessary. Thus, depending upon the circumstances, the proposed amendment could require an 80 percent shareholder vote for a Business Combination in cases in which either a majority vote or no vote is presently required under New Jersey law and the Certificate of Incorporation.

         An "Interested Stockholder" is defined in the Fair Price Amendment to include any person, other than the Company or employee benefit plans of the Company and the trustees of such plans who is (1) the beneficial owner of more than ten percent of the voting power of the Voting Stock, or (2) an Affiliate or Associate of the Interested Stockholder. The term `beneficial owner' includes persons directly and indirectly owning or having the right to acquire or vote the stock.

         A Business Combination includes the following transactions: (a) a merger or consolidation of the Company or any subsidiary with an Interested Stockholder; (b) the sale or other disposition by the Company or a subsidiary of assets having a value of 10% or more of the fair market value of the total assets of the Company or a subsidiary of the Company if an Interested Stockholder is a party to the transaction; (c) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of an Interested Stockholder; or (d) any reclassification of securities, recapitalization, merger with a subsidiary or other transaction which has the effect, directly or indirectly, of increasing an Interested Stockholder's proportionate share of the outstanding stock of any class of the Company or a subsidiary.

         A Continuing Director is any member of the Board who is not affiliated with an Interested Stockholder and who was a director of the Company prior to the time the Interested Stockholder became an Interested Stockholder, or who was approved by a three-quarters majority of the Continuing Directors.

         EXCEPTIONS TO HIGHER VOTE REQUIREMENTS. The 80 percent affirmative shareholder vote would not be required if either (1) the transaction has been approved by a two-thirds majority of the Continuing Directors or (2) all of the minimum price criteria and procedural requirements described in paragraphs (a) and (b) below are satisfied.

         (a) Minimum Price Criteria. The fair market value per share of the consideration to be received by the shareholders in the Business Combination would be required to be at least equal in value to the higher of (i) the highest per share price paid by the Interested Stockholder in acquiring any shares of the Company's stock of the same class and series during the two years prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or in the transaction in which it became an Interested Stockholder (whichever its higher) or (ii) the fair market value per share on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date") (whichever is higher).

         In the case of payments to holders of any class or series of the Voting Stock other than Common Stock, the fair market value per share of the payments would be required to be at least equal to the higher of (a) the highest per share price determined with respect to the class or series of Voting Stock in the manner as described in clauses (i) and (ii) of the preceding paragraph or
(b) the highest preferential amount per share to which the holders of the class or series of Voting Stock are entitled in the event of a voluntary or involuntary liquidation of the Company.

         It should be noted that, under the Fair Price amendment, the Interested Stockholder would be required to meet the minimum price criteria with respect to each class and series of Voting Stock, whether or not the Interested Stockholder owned shares of that class and series prior to proposing the Business Combination.

         (b) Procedural Requirements. Under the Fair Price Amendment, in connection with a Business Combination, in order to avoid the 80% shareholder vote requirement, an Interested Stockholder would be required to comply with the procedural requirements described below, as well as the minimum price criteria.

The Company, after the Interested Stockholder becomes an Interested Stockholder, must not have (1) failed to pay at the regular date therefor any dividends payable in accordance with the terms of any outstanding Capital Stock; (2) failed to increase the annual rate of dividends as necessary to reflect any reclassification, recapitalization or similar transaction that has the effect of reducing the number of outstanding shares of Common Stock; or (3) reduced the rate of dividends paid on its Common Stock; unless, in any such case, the failure or reduction was approved by a majority of the Continuing Directors. Further, the Interested Stockholder must not have made any major change in the Company's business or equity capital structure without approval from the majority of Continuing Directors. These provisions are designed to prevent an Interested Stockholder from attempting to depress the market price of the Voting Stock prior to proposing a Business Combination, thereby reducing the consideration required to be paid pursuant to the minimum price provisions of the Fair Price Amendment. The Interested Stockholder must not have acquired any additional shares of the Voting Stock, directly from the Company or otherwise, in any transaction subsequent to the transaction pursuant to which it became an Interested Stockholder. This provision is intended to prevent an Interested Stockholder from purchasing additional shares of the Voting Stock at prices that are lower than those set by the minimum price criteria of the Fair Price Amendment.

         The Interested Stockholder must not have received, at any time after it became an Interested Stockholder, the benefit of any loans or other financial assistance or tax advantages provided by the Company (other than proportionately as a shareholder). This provision is intended to deter an Interested Stockholder from self-dealing or otherwise taking advantage of its equity position by using the Company's resources to finance the proposed Business Combination or otherwise for its own purposes in a manner not proportionately available to all shareholders.

         A proxy or information statement disclosing the terms and conditions of any proposed Business Combination and complying with the requirements of the proxy rules promulgated under the Exchange Act would be required to be mailed to all shareholders of the Company at least thirty days prior to the consummation of a Business Combination. This provision is intended to ensure that shareholders are fully informed of the terms and conditions of the proposed Business Combination even if the Interested Stockholder were not otherwise legally required to disclose such information.

                    EXISTING NEW JERSEY STATE LAW PROTECTIONS

         The Company is incorporated in the State of New Jersey and is subject to the New Jersey Shareholders Protection Act (the "NJSPA") which came into effect on August 5, 1986. The NJSPA is an anti-takeover statute which is substantially similar to the proposed Fair Price Amendment and is designed to afford shareholders substantially similar protections as the proposed Fair Price Amendment. The NJSPA has the effect of prohibiting the Company from engaging in any "business combination" with an "interested shareholder" (defined to include any person who is the beneficial owner of 10% or more of the Company's outstanding voting securities or is an affiliate or associate of the Company who has beneficially owned 10% or more of the voting power of the Company at any time during the five-year period immediately prior to the date in question) for five years after the date of the transaction in which the person became an "interested shareholder," unless the "business combination" was approved by the board of directors prior to that date. After the five-year waiting period has elapsed, a "business combination" between the Company and an "interested shareholder" will be prohibited unless the "business combination" is approved by the holders of two-thirds of the voting stock not beneficially owned by the "interested shareholder," or unless the price per share to be received by shareholders in the "business combination" exceeds a certain minimum price which is designed to insure that all shareholders (other than "interested shareholders") receive at least the highest price paid by the "interested shareholders."

                  The NJSPA defines "business combination" to include, among other events, a merger or consolidation between the Company and the "interested shareholder or any affiliate or associate thereof," any sale, lease, exchange mortgage, pledge, transfer or other disposition to or with the "interested shareholder of any affiliate or associate thereof" which exceeds 10% of the aggregate market value of the Company's total assets, outstanding stock, or income; the issuance or transfer to the "interested shareholder or any affiliate or associate thereof" of any stock of the Company having an aggregate market value equal to or greater than five percent of the Company's outstanding stock; and the receipt by the "interested shareholder" of any loans or other financial assistance from the Company.

         Although the Board is not aware of any legal challenge to the constitutionality of the NJSPA or any movement by the state legislature to amend or repeal it, in the event that the NJSPA were to be invalidated by the courts or repealed by the state legislature, failure to adopt the Fair Price Amendment would leave shareholders without protection against unfair treatment in a business combination using two-tier pricing. The Board of Directors recommends the adoption of the Fair Price Amendment notwithstanding the NJSPA.

               CONSIDERATIONS IN SUPPORT OF THE PROPOSED AMENDMENT

         As discussed above, a number of companies have been the subject of tender offers for, or other acquisitions of, more than 10 percent but less than 80 percent of their outstanding stock. In many cases, such purchases have been followed by business combinations in which the tender offer or other purchaser has paid a lower price for the remaining outstanding shares than the price it paid in acquiring its original interest in the Company and has paid in a less desirable form of consideration. Although federal securities laws and regulations applicable to business combinations require that disclosure be made to shareholders of the terms of such a transaction, these laws DO NOT assure shareholders that the financial terms of the business combination will be fair to them or that they can effectively prevent its consummation. Moreover, the statutory right of the remaining shareholders of a the Company to dissent in connection with certain Business Combinations and receive the `fair value' of their shares in cash may involve significant expense to dissenting shareholders, may not recognize or take into account elements of value deemed important by some shareholders, and may not, in certain cases, be available at all.

         The proposed amendment is intended to alleviate partially these shortcomings in federal and state laws and to prevent certain of the potential inequities of certain business combinations which involve two or more steps by requiring that in order to complete a Business Combination which is not approved by a majority of the Continuing Directors when certain quorum requirements are met, an Interested Stockholder must either acquire (or assure itself of obtaining the affirmative votes of) at least 80 percent of the Voting Stock prior to the Business Combination, or be prepared to meet the minimum price and procedural requirements of the proposed amendment. The proposed amendment is also designed to protect those shareholders who have not tendered or otherwise sold their shares to an Interested Stockholder who is attempting to acquire control by assuring that at least the same price is paid to such shareholders as in the initial step of the acquisition. In the absence of the amendment, an Interested Stockholder who acquired control of the Company could subsequently, by virtue of such control, force minority shareholders to sell or exchange their shares at a price which would not reflect any premium such Interested Stockholder may have paid in order to acquire its controlling interest but would instead effectively be set by such Interested Stockholder. Such a price might very well be lower than the price paid in acquiring control.

         In many situations the minimum price and procedural provisions of the amendment would require that an Interested Stockholder pay shareholders a higher price for their shares and/or structure the transaction differently than would be the case without the amendment. Accordingly, the Board believes that to the extent a Business Combination were involved as part of a plan to acquire control of the Company, adoption of the proposed amendment would increase the likelihood that an Interested Stockholder would negotiate directly with the Company and that shareholders would receive a higher price for their shares.

         Assuming that certain purchases of the Company's stock may be made with the objective of acquiring control of the Company through a subsequent Business Combination, the proposed amendment would tend to discourage purchasers whose objective is to seek control of the Company at a relatively cheap price, since acquiring the remaining equity interest would not be assured unless the minimum fair price and procedural requirements were satisfied or a majority of the Continuing Directors or 80 percent of the shareholders were to approve the transaction. The proposed amendment could also discourage the accumulation of large blocks of the Company's stock, which the Board believes to be disruptive to the stability of the Company's vitally important relationships with its employees, customers and major lenders, and which can sometimes precipitate a change of control of the Company on terms unfavorable to the Company's other shareholders.

         It should be noted that while the proposed amendment is designed to help assure fair treatment of all shareholders in the event of a takeover, the minimum price criteria of the proposed amendment do not assure that shareholders will receive a premium price for their shares in a takeover. Accordingly, the Board is of the view that the adoption of the proposed amendment would not preclude the Board's opposition to any future takeover proposal which it believes not to be in the best interests of the Company and its shareholders, whether or not such a proposal purports to satisfy the minimum price criteria and procedural requirements of the proposed amendment.

                  CONSIDERATIONS AGAINST THE PROPOSED AMENDMENT

         Tender offers or other non-open market acquisitions of stock are usually made at prices above the prevailing market price of a company's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels which are higher than would otherwise be the case. The proposed amendment may discourage such purchases, particularly those of less than all the Company's shares, and may thereby deprive holders of the Company's stock of an opportunity to sell their stock at a temporarily higher price. Because of the potentially higher percentage requirements for shareholder approval of any subsequent Business Combination and the possibility of having to pay a higher price to other shareholders in such a Business Combination, it may become more costly for a purchaser to acquire control of the Company. The proposed amendment may therefore decrease the likelihood that a tender offer will be made and, as a result, may adversely affect those shareholders who would desire to participate in a tender offer. A potential purchaser of stock seeking to obtain control may also be discouraged from purchasing stock because an 80 percent Shareholder vote would be required in order to change or eliminate these provisions. In certain cases, the proposed amendment's minimum price provisions, while providing objective pricing criteria, could be arbitrary and not indicative of value. In addition, an Interested Stockholder may be unable, as a practical matter, to comply with all of the procedural requirements of the proposed amendment. In these circumstances, unless a potential purchaser were willing to purchase 80 percent of the Voting Stock as the first step in a Business Combination, it would be forced either to offer terms acceptable to the Board or to abandon the proposed Business Combination.

         Another effect of adoption of the proposed amendment would be to give veto power to the holders of a minority of the Voting Stock with respect to a Business Combination which is opposed by the Board but which a majority of Shareholders may believe to be desirable and beneficial. In addition, since, in the absence of compliance with the minimum price and procedural requirements, only the Continuing Directors would have the authority to eliminate the 80 percent shareholder vote under proposed Article Tenth, the proposed amendment may tend to insulate current management against, the possibility of removal in the event of a takeover bid.

The Board of Directors UNANIMOUSLY recommends that shareholders vote "FOR" proposed Article Tenth.

                           TEXT OF PROPOSED AMENDMENT

         TENTH: A. In addition to any affirmative vote required by law or this Restated Certificate of Incorporation or the By-Laws of the Corporation, and except as otherwise expressly provided in Section B of this Article TENTH, a Business Combination shall require (i) the affirmative vote of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

         B. The provisions of Section A of this Article TENTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Restated Certificate of Incorporation or the By-Laws of the Corporation, or any agreement with any national securities exchange, if all of the conditions specified in either of the following Paragraphs (1) or (2) are met:

         (1) The Business Combination shall have been approved by two-thirds of the Continuing Directors (as hereinafter defined), whether such approval is made prior to or subsequent to the acquisition of beneficial ownership of the Voting Stock that caused the Interested Stockholder (as hereinafter defined) to become an Interested Stockholder.

         (2) All of the following conditions shall have been met:

                  (a) The aggregate amount of cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest amount determined under clauses (i) and (ii) below:

                        (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) offered or paid by or on behalf of the Interested Stockholder for shares of Common Stock within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or in the transaction in which the Interested Stockholder became an Interested Stockholder (the "Determination Date"), whichever is higher;

                        (ii) the Fair Market Value per share of Common Stock on the Announcement Date or on the Determination Date, whichever is higher; and

         All per share prices shall be adjusted to reflect any intervening stock splits, stock dividends, recapitalizations, combination of shares or similar events.

                   (b) The aggregate amount of cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock (as hereinafter defined), other than Common Stock, shall be at least equal to the highest amount determined under clauses (i), (ii) and (iii) below:

                        (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) offered or paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock within the two-year period immediately prior to the Announcement Date or in the transaction in which the Interested Stockholder became an Interested Stockholder, whichever is higher;

                        (ii) the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher; and

                        (iii) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Capital Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation regardless of whether the Business Combination to be consummated constitutes such an event.

         All per share prices shall be adjusted to reflect any intervening stock splits, stock dividends, recapitalizations, combination of shares or similar events. The provisions of this Sub-Paragraph (2)(b) shall be required to be met with respect to every class or series of outstanding Capital Stock, other than Common Stock, whether or not the Interested Stockholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.

                   (c) The consideration to be received by holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously had been paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital

         Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Stockholder.

                   (d) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business
         Combination:

                        (i) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock;

                        (ii) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock), except as approved by a majority of the Continuing Directors;

                        (iii) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and

                        (iv) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Interested Stockholder becoming an Interested Stockholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Stockholder's percentage of beneficial ownership of any class or series of Capital Stock.

                   (e) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                   (f) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Act") (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or not) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than any Interested Stockholder and any Affiliate or Associate (as hereinafter defined), of any Interested Stockholder, such investment banking firm to be paid a reasonable fee for its services by the Corporation.

                   (g) Such Interested Stockholder shall not have made any major change in the Corporation's business or equity capital structure without the approval of a majority of the Continuing Directors.

C.  For the purposes of this Article TENTH:

     (1) The term "Business Combination" shall mean:

                   (a) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or

                   (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) with any Interested Stockholder or any Affiliate or Associate of any Interested shareholder involving any assets or securities of the Corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder having an aggregate Fair Market Value of 10% of the total assets of the Corporation and its Subsidiaries as reflected on the consolidated balance sheet of the Corporation and its Subsidiaries as of the end of the Corporation's most recent fiscal year; provided that the sale or other dispositions of securities of the Corporation to anyone other than an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder shall not be deemed in itself to be a Business Combination; or

                   (c) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

                   (d) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

                   (e) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses
         (a) to (d).

     (2) The term "Capital Stock" shall mean all capital stock of the Corporation authorized to be issued from time to time under Article FOURTH of this Restated Certificate of Incorporation, and the term "Voting Stock" shall mean all Capital Stock which by its terms may be voted on all matters submitted to shareholders of the Corporation generally.

     (3) The term "person" shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

     (4) The term "Interested Stockholder" shall mean any person (other than the Corporation, any Subsidiary, any pension, retirement, profit-sharing employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity or any person who on January 1, 1999 was the beneficial owner, directly or indirectly, of more than 10% of the Common Stock of the Corporation) who (a) acquires and beneficially owns Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question acquired and beneficially owned Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

     (5) A person shall be a "beneficial owner" of any Capital Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Stockholder pursuant to Paragraph (4) of this Section C, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of Paragraph (5) of this Section C, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

     (6) The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Act as in effect on January 1, 1999.

     (7) The term "Subsidiary" shall mean any corporation of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph (4) of this Section C, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is beneficially owned by the Corporation.

     (8) The term "Continuing Director" shall mean any member of the Board of Directors of the Corporation (the "Board") who is not an Affiliate or Associate or representative of an Interested Stockholder in question in connection with a particular Business Combination and either: (a) was a member of the Board prior to the time that such Interested Stockholder became an Interested Stockholder; or (b) is or was recommended or elected to fill a vacancy on the Board, however caused, by at least three-quarters of the Continuing Directors.

     (9) The term "Fair Market Value" shall mean (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price during the 30-day period ending on the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period ending on the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (c) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

     (10) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Sub-paragraphs (2)(a) and (2)(b) of Section B of this Article TENTH shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

 D. The Board of Directors shall have the power and duty to determine for the purposes of this Article TENTH, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Stockholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, and (d) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of more than 10% of the total assets of the Corporation and its Subsidiaries as reflected on the consolidated balance sheet of the Corporation and its Subsidiaries as of the end of the Corporation's most recent fiscal year. Any such determination made in good faith shall be binding and conclusive on all parties.

 E. Nothing contained in this Article TENTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

F. The fact that any Business Combination complies with the provisions of Section B of this Article TENTH shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the shareholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

G. Notwithstanding any other provisions of this Restated Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Restated Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock, voting together as a single class shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article TENTH.

PROPOSAL IV:   PROPOSED INCREASE IN AUTHORIZED COMMON STOCK -
               ARTICLE FOURTH OF THE CERTIFICATE OF INCORPORATION

         The Board of Directors by unanimous written consent as of January 5, 1999, approved and recommended to the shareholders for approval at the 1999 Annual Meeting a proposal to amend the Certificate of Incorporation to increase the number of shares of capital stock that the Company is authorized to issue and directed that it be submitted to a vote of the shareholders at the annual meeting. To be adopted, the proposal to amend the Certificate of Incorporation to increase the authorized number of shares must receive the affirmative vote of the holders of a majority of all of the outstanding shares entitled to vote.

         Article Fourth of the Company's Restated Certificate of Incorporation currently provides that the Company is authorized to issue 29,411,763 shares of Capital Stock. If adopted, the proposed amendment to Article Fourth of the Restated Certificate of Incorporation would provide that the maximum number of shares which the Company is authorized to issue shall be 55,882,352 shares, of which 50,000,000 shares shall be Common Stock and 5,882,352 shares shall be Preferred Stock.

         In November 1998, the Company issued 1,550,000 shares of Series I Preferred Stock with $.0001 par value per share on a private placement basis. As a result, as of December 28, 1998, 14,105,593 (60%) of the Company's authorized number of shares were issued and outstanding or reserved for issuance. If the proposed amendment is adopted there will be authorized, unissued, and unreserved 35,894,407 shares of Common Stock. Management believes that it is necessary and desirable to increase the number of shares which the Company is authorized to issue to provide the Company the ability to raise capital or make acquisitions in the future through the issuance of Common Stock, and debt or other securities which are convertible into Common Stock. No further action or authorization by the Company's shareholders would be necessary prior to issuance of the additional shares, except as may be required for a particular transaction by applicable law or regulatory agencies or by the rules of any stock exchange on which the Company's securities may then be listed.

         Each additional share of Common Stock authorized by the proposed amendment will have the same rights and privileges as each share of Common Stock currently authorized and outstanding. Shareholders of Common Stock have no preemptive rights to receive or purchase any shares of the presently authorized but unissued Common Stock or any of the shares authorized by the proposed amendment.

         Management's purpose in proposing the amendment to Article Fourth is to provide the Company with the ability to meet future capital needs and to provide shares for possible acquisitions and stock dividends. Although not a factor in the Board's decision to propose the amendment, one of the effects of the amendment may be to enable the Board to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of present management. The Board would have additional shares of Common Stock available to effect, unless prohibited by the regulations of the NASDAQ National Market or applicable law, a sale of shares (either in public or private transactions), merger, consolidation or similar transaction in which the number of the Company's outstanding shares would be increased and would thereby dilute the interest of a party attempting to obtain control of the Company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSED ARTICLE FOURTH.

                           TEXT OF PROPOSED AMENDMENT

         FOURTH: The total number of shares of Capital Stock of the Company shall be 55,882,352 shares of which:

         A. Of the Capital Stock, 50,000,000 shares shall consist of Common Stock which shall be entitled to one vote per share of all matters which holders of the Common Stock shall be entitled to vote on.

         B. Of the Capital Stock, 5,882,352 shares shall consist of Preferred Stock which may be divided into such classes and such series as shall be established from time to time by resolutions of the Board of Directors and filed as an amendment to this Certificate of Incorporation, without any requirement of vote or class vote of shareholders. The Board of Directors shall have the right and power to establish and designate in any such Class or Series Resolution such priorities, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions as it shall determine.

PROPOSAL V:       PROPOSED AMENDMENT REGARDING CLASSIFICATION, REMOVAL,
                  FILLING VACANCIES AND SIZE OF THE BOARD - ARTICLES
                  FIFTH, SEVENTH AND TENTH OF THE CERTIFICATE OF INCORPORATION

         The Board of Directors, by unanimous written consent as of January 5, 1999, approved and recommended to the shareholders for approval at the 1999 Annual Meeting a proposal to amend Article Fifth of the Company's Certificate of Incorporation and to delete Articles Seventh and Tenth.

         CLASSIFICATION OF THE BOARD OF DIRECTORS. The By-Laws currently provide that all directors are to be elected to the Company's Board of Directors annually for a term of one year. The proposed amendment to Article Fifth of the Company's Restated Certificate of Incorporation would add a provision that divides the Board of Directors into three Classes: Class A, Class B and Class C, with the directors in each class to hold office for staggered terms of three years each. If the amendment is adopted, all directors will be elected to their classified terms as described in this Proxy Statement. Initially, the term of the Class A directors would expire at the next annual meeting in 2002, and the terms of Class B and Class C directors would expire, respectively, at the 2001 and 2000 annual meetings. Successors to the directors in each class would then be elected for three year terms. The Amendment would thus have the effect of causing only one class of directors per year to be elected, with the directors in the other two classes remaining in office until the elections held in later years. If the Amendment is approved by the shareholders, the Board of Directors will amend the Bylaws of the Company to conform them to the Restated Certificate of Incorporation, as amended, and will further amend the Certificate of Incorporation by renumbering the remaining Articles.

         If the Amendment is adopted and the nominees elected at the Meeting, Class A, consisting of three directors (Thomas J. Russell, Reuben F. Richards and John J. Hogan), will be elected for a term expiring at the 2002 annual shareholders' meeting; Class B, consisting of three directors (Richard A. Stall, Robert Louis-Dreyfus and Charles Scott), will be elected for a term expiring at the 2001 annual shareholders' meeting; and Class C, consisting of three directors (Thomas G. Werthan, Hugh H. Fenwick and Shigeo Takayama), will be elected for a term expiring at the 2000 annual shareholders' meeting; and in each case, until their respective successors are elected and qualified. At future annual shareholders' meetings, directors will be elected for full terms of three years to succeed those whose terms are expiring.

         REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS. Article Seventh of the Certificate of Incorporation currently provides that any director may be removed with or without cause by vote of the shareholders of the class of stock which elected such director. The proposed amendment would delete Article Seventh and provide in Article Fifth that a director, or the entire Board of Directors, may be removed by the shareholders only for cause and only by the affirmative vote of the holders of at least 80 percent of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (considered for this purpose as one class) will be required to remove a director from office.

         The By-Laws currently provide that a vacancy on the Board, including a vacancy created by an increase in the authorized number of directors, may be filled by a majority of the directors then in office, though less than a quorum, and that the newly-elected director shall serve until the next annual meeting of shareholders. New Jersey law also provides that the shareholders may fill a vacancy created by their removal of a director. The proposed amendment to Article Fifth of the Certificate of Incorporation provides that a vacancy on the Board occurring during the course of the year, may be filled by the vote of not less than 66-2/3% of the remaining directors. In addition, the amendment provides that any new director elected to fill a vacancy on the Board of Directors will serve for the remainder of the full term of the class in which the vacancy occurred rather than until the next annual meeting of shareholders. If the Amendment is approved by the shareholders, the Board of Directors will amend the By-Laws of the Company to conform them to the Certificate of Incorporation, as amended.

         The foregoing provisions of the proposed amendment relating to the removal of directors and the filling of vacancies on the Board of Directors will preclude a third party from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies created by removal with its own nominees.

         SIZE OF THE BOARD OF DIRECTORS. Article Tenth of the Certificate of Incorporation currently provides that the number of directors shall be fixed from time to time by resolution adopted by the Board of Directors. The amendment deletes Article Tenth and provides that the number of directors shall be nine unless and until otherwise fixed by the vote of not less than 66 2/3% of the entire Board of Directors (without regard to any vacancies then existing), but shall in no event exceed twelve. This amendment will prevent a majority shareholder from obtaining control of the Board simply by exercising its voting power to enlarge the number of authorized directors and filling the vacancies thereby created with its own nominees; such a shareholder will not be able to force an increase in the size of the Board except by Board action taken at such time, if any, as its nominees constitute a majority of the entire Board.

         INCREASED SHAREHOLDER VOTE FOR ALTERATION, AMENDMENT OR REPEAL OF AMENDMENTS. Under New Jersey law, amendments to the Certificate of Incorporation require the approval of the holders of a majority of the outstanding stock entitled to vote thereon and of the outstanding stock of each class entitled to vote thereon as a class. New Jersey law also permits provisions in the Certificate of Incorporation which require a greater vote than the vote otherwise required by law for any corporate action. With respect to such provisions, New Jersey law requires that any alteration, amendment or repeal thereof be approved by an equally large shareholder vote. As permitted by these provisions of New Jersey law, the proposed amendment to Article Tenth of the Certificate of Incorporation requires the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, for the alteration, amendment or repeal of the proposed amendment (including the requirements therein for such 80 percent vote). This required vote is in addition to any separate class vote that has been or might in the future be accorded by the Board to any class or series of the Voting Stock which might be outstanding at the time any such alteration, amendment or repeal were submitted to the shareholders.

         The requirement of an increased shareholder vote on alteration, amendment or repeal will give minority shareholders a veto power over any changes to the proposed amendment even if the Board of Directors or a majority of the shareholders favor such changes. However, such requirement will prevent a shareholder with a majority of the Voting Stock from avoiding the requirements of the amendment by simply repealing them.

         CONSIDERATIONS IN SUPPORT OF PROPOSED CLASSIFIED BOARD AMENDMENT. In recent years, accumulations by third parties of substantial stock positions in public companies frequently have been preludes to hostile attempts to take over or restructure such corporations or to sell all or part of such corporation's assets or to take other similar extraordinary action. Such actions are often undertaken by the third party without advance notice to, or consultation with, management. In many cases, such third parties position themselves through stock ownership to seek representation on a board of directors in order to increase the likelihood that they will be able to implement proposed transactions opposed by the corporation's management. If the corporation resists the efforts of the third party to obtain representation on the board, the third party may commence a proxy contest to have its nominees elected in place of some or all of the existing directors. In some cases, a third party may not truly be interested in taking over the corporation, but may seek to use the threat of a proxy fight or a bid to take over the corporation, or both, as a means of obtaining for itself a special benefit which might not be available to all of the corporation's shareholders.

         The Board of Directors believes that an imminent threat of removal in such situations would severely curtail its ability to negotiate effectively. Under such pressure, management could be deprived of the time and information necessary to evaluate the takeover proposal, to seek and study alternative proposals that may better serve the interests of the Company's shareholders, and in an appropriate case, to help achieve a better price in any transaction which may ultimately occur. If adopted, the classified board amendment would help assure that the

Board, if confronted by a proposal from a third party which has acquired a significant block of the Company's Common Stock, will have sufficient time to review the proposal and take appropriate actions.

         Takeovers or changes in management of the Company which are proposed and effected without prior negotiation with the Company's management are not necessarily detrimental to the Company and its shareholders. However, the Board believes that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Company outweigh the disadvantages of discouraging such proposals. The proposed Amendment is not being submitted as the result of, and the Board is unaware of, any specific effort by any persons to obtain control of the Company or to accumulate large amounts of its stock.

         The proposed classified board amendment is designed, in part, to encourage a third party seeking to acquire control of the Company to first consult with the Company's management regarding any proposed business combination or other transactions involving the Company, so that it may be studied by the Board and so that the Company's shareholders can have the benefit of the Board's recommendations in cases where shareholder approval is required. Although a takeover bid may be made at prices representing premiums over the then current market price for the securities being sought, the Board believes that, in a situation where a third party seeks management's cooperation, a corporation's board of directors will be in a better position to promote consideration of a broader range of relevant factors, such as the structuring of the proposed transaction and its tax consequences and the underlying value and prospects of that corporation. These issues may not otherwise adequately be addressed by such third party.

         CONSIDERATIONS AGAINST ADOPTION OF PROPOSED CLASSIFIED BOARD AMENDMENT. Because the proposed classified board amendment would make more difficult or deter a proxy contest or the assumption of control of the Board by a holder of a substantial block of the Company's Common Stock, it could increase the likelihood that incumbent member of management will retain their positions. The classified board amendment would apply to every election of directors whether or not a change in the composition of the Board would be beneficial and whether or not the holders of a majority of the Company's Common Stock believe that such a change would be desirable. After adoption of the proposed amendment, shareholders who do not favor the policies of the Board would require at least two annual meetings of shareholders to replace a majority of the Board.

         In addition, the proposed amendment could have the effect of deterring a third party from making a tender offer for or otherwise acquiring significant blocks of the Company's shares, even though such an action might increase, at least temporarily, market prices for the Company's shares, and even though a number of shareholders of the Company might be willing to sell their shares at the price offered. Because deterrence of such acquisitions could tend to reduce such temporary fluctuations in the market price of the Company's shares, shareholder could be denied certain opportunities to sell their shares at temporarily higher market prices.

         VOTE REQUIRED FOR ADOPTION OF AMENDMENTS. Under New Jersey law, the affirmative vote of the holders of a majority of the outstanding shares of the corporation's common stock entitled to notice of, and to vote at, the meeting is required to adopt a proposed amendment. If the proposed amendment is approved, the Board will adopt such amendments to the By-Laws as are appropriate to carry out the purpose of the amendments, and will repeal the provisions of the By-Laws and the provisions of the Certificate of Incorporation which are inconsistent with the purposes of the amendment.

The Board of Directors UNANIMOUSLY recommends a vote "FOR" the proposed AMENDMENT concerning classification of the Board and related matters

                           TEXT OF PROPOSED AMENDMENT

                                  ARTICLE III.

         FIFTH: (a) The Board of Directors presently consists of eight (8) persons and the names and addresses of the persons who are to serve on the Board of Directors are as follows:

                  Name                                Address

         Reuben F. Richards, Jr.            394 Elizabeth Avenue
                                            Somerset, NJ 08873

         Thomas G. Werthan                  394 Elizabeth Avenue
                                            Somerset, NJ 08873

         Richard A. Stall                   394 Elizabeth Avenue
                                            Somerset, NJ 08873

         Thomas J. Russell                  Two North Tamiami Trail
                                            Sarasota, Florida  34236

         Robert Louis-Dreyfus               c/o Harborstone Capital
                                            152 West 57th Street, 21st Floor
                                            New York, NY 10019

         Hugh H. Fenwick                    400 Mendham Road
                                            Bernardsville, NJ  07924

         Shigeo Takayama                    1-1-13 Shinjuku
                                            Shinjuku, Tokyo 160
                                            Japan

         Charles Scott                      c/o Cordiant PLC
                                            83-89 Whitfield Street
                                            London, WIA-4XA
                                            United Kingdom

                  (b) The number of directors constituting the entire Board of Directors shall be not less than six nor more than twelve as fixed from time to time by the vote of not less than 66 2/3% of the entire Board of Directors; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office, and provided further, that the number of directors constituting the entire Board of Directors shall be nine unless and until otherwise fixed by the vote of not less than 66 2/3% of the entire Board of Directors. The phrase "66 2/3% of the entire Board of Directors" as used in this Restated Certificate of Incorporation shall be deemed to refer to 66 2/3% of the number of directors constituting the Board of Directors as provided in or pursuant to this Section (b) of this Article Fifth, without regard to any vacancies then existing.

                  (c) At the 1999 Annual Meeting of Shareholders, the Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits, the first class to expire at the 2002 Annual Meeting of Shareholders, the term of office of the second class to expire at the 2001 Annual Meeting of Shareholders and the term of office of the third class to expire at the 2000 Annual Meeting of Shareholders. Commencing with the 2000 Annual Meeting of Shareholders, the directors elected at an annual meeting of shareholders to succeed those whose terms then expire shall be identified as being directors of the same class as the directors whom they succeed, and each of them shall hold office until the third succeeding annual meeting of shareholders and until such director's successor is elected and has qualified. Any vacancies in the Board of Directors for any reason and any created directorships resulting from any increase in the number of directors may be filled by the vote of not less than 66 2/3% of the members of the Board of Directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election, of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the then authorized number of directors shall be increased by the number of directors so to be elected, and the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

                  (d) Notwithstanding any other provisions of this Restated Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation of the Corporation or the By-Laws of the Company), any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of 80% or more of the outstanding shares of Capital Stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Company, the provisions of this Section (d) of this Article Fifth shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

                  (e) Notwithstanding any other provisions of this Restated Certificate of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Restated Certificate Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Fifth.

                                     GENERAL

OTHER MATTERS

         The Board of Directors knows of no other business which will be presented at the meeting. If, however, other matters are properly presented, the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS

         Shareholder proposals intended to be presented at the 2000 Annual Meeting of Shareholders must be received by the Company no later than October 27, 1999. Proposals may be mailed to the Company, to the attention of Thomas G. Werthan, Secretary, 394 Elizabeth Avenue, Somerset, New Jersey 08873.

By order of the Board of Directors

Thomas G. Werthan
Secretary

                               EMCORE CORPORATION
                              394 Elizabeth Avenue
                           Somerset, New Jersey 08873

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                               BOARD OF DIRECTORS

                               EMCORE CORPORATION

         The undersigned hereby appoints Reuben F. Richards and Thomas G. Werthan, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of stock of the Company that the undersigned is entitled to vote at the 1999 Annual Meeting of Shareholders of the Company, to be held on February 16, 1999 or at any adjournments or postponements thereof.


                 PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

[X]  Please mark your
     votes as in this
     example.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3, 4 and 5.

1.       ELECTION OF DIRECTORS

              VOTE FOR all nominees listed
             at right except vote withheld
             from the following nominee(s)                  VOTE WITHHELD
                     (If any) [ ]                       from all nominees [ ]

NOMINEES:         Thomas J. Russell
                  Reuben F. Richards, Jr.
                  Thomas G. Werthan
                  Richard A. Stall
                  Robert Louis-Dreyfus
                  Hugh H. Fenwick
                  Shigeo Takayama
                  Charles Scott
                  John J. Hogan, Jr.


(Instruction: To withhold authority for an individual nominee, write that nominee's name on the line provided below.)


--------------------------------------------------------------------------------



                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

2. RATIFICATION OF PRICEWATERHOUSECOOPERS, LLP AS THE COMPANY'S INDEPENDENT AUDITORS

                          FOR                                  AGAINST

                          [ ]                                    [ ]

3. `FAIR PRICE' PROVISION - ARTICLE TENTH OF THE RESTATED CERTIFICATE OF INCOPORATION

                          FOR                                  AGAINST

                          [ ]                                    [ ]


4. INCREASE IN AUTHORIZED COMMON STOCK - ARTICLE FOURTH OF THE RESTATED CERTIFICATE OF INCORPORATION

                          FOR                                  AGAINST

                          [ ]                                    [ ]


5. AMENDMENT REGARDING CLASSIFICATION, REMOVAL, FILLING VACANCIES AND SIZE OF THE BOARD - ARTICLES FIFTH, SEVENTH AND TENTH OF THE RESTATED CERTIFICATE OF INCORPORATION

                          FOR                                  AGAINST

                          [ ]                                    [ ]


6. Upon such other business as may properly come before the Annual Meeting of any adjournment thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, and any adjournments or postponements thereof.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES LISTED IN PROPOSAL (1), "FOR" THE RATIFICATION OF THE AUDITORS IN PROPOSAL (2), "FOR" THE FAIR PRICE PROVISION IN PROPOSAL (3), "FOR" THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK IN PROPOSAL (4), AND "FOR" THE AMENDMENTS REGARDING CLASSIFICATION OF THE BOARD OF DIRECTORS AND RELATED MATTERS IN PROPOSAL (5).

         PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED WITHIN THE UNITED STATES.

         The undersigned hereby acknowledges receipt of (i) the Notice of Annual Meeting, (ii) the Proxy Statement, and (iii) the Company's 1998 Annual Report to Shareholders.

DATE                                SIGNATURE
    ------------------------------           -----------------------------------

SIGNATURE (if held jointly)
                           -----------------------------------------------------

NOTE: Please sign exactly as your name appears hereon and mail it promptly even though you now plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in the partnership name by authorized person.